                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
/ /  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(e) or sec.240.14a-12

                           MICRONICS COMPUTERS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                            MICRONICS COMPUTERS, INC.
                            45365 NORTHPORT LOOP WEST
                            FREMONT, CALIFORNIA 94538


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


TO OUR STOCKHOLDERS:

     Notice is hereby given that the Annual Meeting of Stockholders of Micronics Computers, Inc. (the "Company") will be held at The Newark-Fremont Hilton, 39900 Balentine Drive, Newark, California on February 27, 1997 at 10:00 a.m. for the following purposes:

1. To elect three directors of the Company, with each director to serve until the next Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation, death or removal. The Company's Board of Directors has nominated the following individuals to serve: ______________, Shanker Munshani and William Earle Shelander.

2. To ratify the selection of KPMG Peat Marwick LLP as independent accountants for the Company for the current fiscal year.

3. To consider a stockholder recommendation to the Board of Directors of the Company that the Board of Directors take the steps necessary to achieve a sale or cash merger of the Company on terms that will maximize values as promptly as possible.

4. To transact any other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on January 2, 1997 are entitled to notice of and to vote at the meeting and any adjournment thereof. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE PROVIDED SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

                                          BY ORDER OF THE BOARD OF DIRECTORS



                                          ______________________________________
Fremont, California                       SHANKER MUNSHANI
January 20, 1997                          President, Chief Executive Officer
                                          and Secretary

                                TABLE OF CONTENTS



                                                                      PAGE

  VOTING RIGHTS AND SOLICITATIONS OF PROXIES.....................       1

  PROPOSAL NO. 1 - ELECTION OF DIRECTORS.........................       2
     Directors/Nominees..........................................       2
     Board of Directors' Meetings and Committees.................       3
     Directors' Compensation.....................................       4
     Certain Transactions........................................       4
     Security Ownership of Certain Beneficial Owners and
       Management................................................       5
     Executive Compensation......................................       6
     Report of the Board Regarding Executive Compensation........       8
     Comparison of Stockholder Return............................      10

  PROPOSAL NO. 2 - RATIFICATION OF SELECTION OF INDEPENDENT
  PUBLIC ACCOUNTANTS.............................................      11

  PROPOSAL NO. 3 - SALE OR CASH MERGER RECOMMENDATION............      11
     Stockholder Proposal........................................      11
     Proponent's Supporting Statement............................      11
     The Company's Statement.....................................      12

  COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF
  1934...........................................................      13

  STOCKHOLDER PROPOSALS..........................................      13

  OTHER BUSINESS.................................................      13

                            MICRONICS COMPUTERS, INC.
                            45365 NORTHPORT LOOP WEST
                            FREMONT, CALIFORNIA 94538

                                 PROXY STATEMENT
                                January 20, 1997

     The accompanying proxy (the "Proxy") is solicited on behalf of the Board of Directors of Micronics Computers, Inc., a Delaware corporation ("Micronics" or the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held at The Newark-Fremont Hilton, 39900 Balentine Drive, Newark, California on February 27, 1997 at 10:00 a.m. (the "Annual Meeting"). Only holders of record of the Company's Common Stock at the close of business on January 2, 1997 will be entitled to vote. At the close of business on that date, the Company had ___________ shares of Common Stock outstanding and entitled to vote. A majority, or ___________ of these shares, will constitute a quorum for the transaction of business. This Proxy Statement is being first mailed to stockholders on or about January 25, 1997.

                    VOTING RIGHTS AND SOLICITATION OF PROXIES

      Holders of Common Stock are entitled to one vote for each share held as of the above record date. Shares of Common Stock may not be voted cumulatively for the election of directors. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the Annual Meeting, whether those stockholders vote "For," "Against," "Abstain" or give no instructions, will be counted for purposes of determining the minimum number of affirmative votes required to approve the actions proposed in Proposals No. 2 and 3 and the total number of shares cast "For" these proposals will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the Annual Meeting has the same effect as a vote "against" the matter. In the event that a broker indicates on a Proxy that it does not have discretionary authority to vote certain shares on a particular matter, those shares will not be considered present and entitled to vote with respect to that matter.

      Each nominee to serve on the Company's Board of Directors, to be elected, must receive a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors (provided a quorum is present). Votes "Withheld," as well as broker non-votes, will not contribute to the number of votes required to elect a director.

      Proposal No. 2, "Ratification of Selection of Independent Public Accountants" and Proposal No. 3 "Sale or Cash Merger Recommendation," require for approval the affirmative vote (a vote "For") of a majority of the outstanding shares of Common Stock of the Company present in person or by proxy at the Annual Meeting and entitled to vote (provided a quorum is present). Votes "Against" and "Abstain" will count toward the number of shares voted at the Annual Meeting, but will not contribute toward the required number of votes necessary to approve Proposals No. 2 and 3. Broker non-votes will be counted toward the number of shares present at the Annual Meeting for determining whether a quorum is present but will not be counted toward the number of shares present and entitled to vote with respect to the matter on which the broker non-vote is given. Therefore, if broker non-votes are received with respect to Proposal No. 2 or 3, they will not be counted in determining the number of affirmative votes necessary to approve such proposal.

      Unless otherwise instructed by the stockholder or described herein, each valid returned Proxy in the form accompanying this Proxy Statement that is not revoked will be voted in the election of directors "For" the nominees of the Board of Directors, "For" Proposal No. 2 and "Against" Proposal No. 3 described in this Proxy Statement, and at the Proxy holder's discretion, on such other matters, if any, that may come before the Annual Meeting (including any proposal to adjourn the Annual Meeting).

      Any person signing a Proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the Proxy. A Proxy may be revoked by a writing delivered to the Secretary of the Company stating that the Proxy is revoked, by a subsequent Proxy that is signed by the person who signed the earlier Proxy and is presented at the Annual Meeting or by attendance at the Annual Meeting and voting in person.

      The expenses of soliciting Proxies in the enclosed form will be paid by the Company. Following the original mailing of the Proxy and other soliciting materials, the Company will request brokers, custodians, nominees and other record holders to forward copies of the Proxy and other soliciting materials to persons for whom they hold shares of Common Stock and to request authority for the exercise of Proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by telephone or telegram. The Company has retained a proxy solicitation firm, Beacon Hill Partners, to aid it in its solicitation process and will pay a fee of $2,000 to such firm, plus per stockholder fees and expenses, with total costs expected to be approximately $3,500.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

      The Board of Directors of the Company (the "Board" or "Board of Directors") has nominated for election as directors each of the following persons to serve until the next annual meeting of stockholders and until his successor has been elected or until his earlier resignation, death or removal:
______ _________, Shanker Munshani and William Earle Shelander. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them for the Company's nominees named below. Each of the nominees is currently a director of the Company. The three nominees for election as directors who receive the greatest number of votes cast for the election of directors at the Annual Meeting, a quorum being present, will become directors at the conclusion of the tabulation of votes. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the Proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable, or will decline, to serve as a director.

DIRECTORS/NOMINEES

      The names of the current members of the Board, each of whom is a Company nominee for the Board, and certain information about them (including their terms of service), are set forth below:


NAME OF NOMINEE AND/OR DIRECTOR    AGE    PRINCIPAL OCCUPATION                                 DIRECTOR SINCE
-------------------------------    ---    --------------------                                 --------------
Shanker Munshani.................  41     President, Chief Executive Officer and Director of         1995
                                          the Company
_________________ (1)(2).........  __     _________________________________                          199__
William Earle Shelander (1)(2)...  43     Private Investor                                           1990

---------------

(1)   Member of the Compensation Committee.

(2)   Member of the Audit Committee.

      Mr. Shelander was re-elected, and Mr. Munshani was elected, to the Board at the Company's annual meeting of stockholders held on February 13, 1996. __________ was elected to the Board for the first time on _____________. Each of the nominees, if elected, will serve as a director until the next annual meeting of stockholders and until his successor has been elected and qualified or until his earlier resignation, death or removal. Vacancies on the Board occurring prior to an annual meeting may be filled by the Board.

      Further information regarding the Company's nominees is as follows.

      Mr. __________ was elected to the Board for the first time on ___________. He currently serves as ________________ . [add background for last 5 years, education and public company directorships for the nominee].











      Mr. Munshani has been a director and the President and Chief Executive Officer of the Company since October 1995. From August 1995 to October 1995, Mr. Munshani served as the Company's Executive Vice President and Chief Operating Officer and, from November 1994 to August 1995, its Vice President Engineering. From October 1992 to November 1994, he was a Director of Engineering at Wyse Technology, a computer systems and terminal manufacturer. From March 1982 to October 1992, Mr. Munshani was employed by Intel Corporation, a semiconductor and computer systems manufacturer, in various management, engineering, marketing and manufacturing positions, most recently as Engineering Manager. Mr. Munshani holds a B.E. in electrical engineering from Regional Engineering College and a M.S. in electrical engineering from the University of Kansas.

      Mr. Shelander, a private investor, has been a director of the Company since September 1990. From June 1995 to October 1996, he was Co-President of JAFCO America Ventures, Inc., a venture capital firm and the United States subsidiary of Japan Associated Finance Co., Ltd., a public company listed on the Tokyo over-the-counter market. Japan Associated Finance Co., Ltd. and two investment partnerships affiliated with JAFCO America Ventures, Inc. are investors in the Company. From October 1988 to June 1995, Mr. Shelander was General Manager, and from June 1986 to October 1988 he was an Associate, of JAFCO America Ventures, Inc. He previously served as National Product Manager of Liquid Air Corporation and was a systems engineer with Union Carbide Corporation. Mr. Shelander holds a B.S. in industrial and systems engineering from the Georgia Institute of Technology, an M.S.E. in chemical engineering from West Virginia College of Graduate Studies and an M.B.A. from Stanford University.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF
                        EACH OF THE NOMINATED DIRECTORS.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

      The Board of Directors met nine times and acted by unanimous written consent once during the year ended September 30, 1996 ("fiscal 1996"). No incumbent director attended fewer than 90% of the total number of meetings of the Board of Directors and of the committees of the Board on which he served. Standing committees of the Board currently include an Audit Committee and a Compensation

Committee. The Board does not have a nominating committee or a committee performing a similar function.

      The Audit Committee met five times during fiscal 1996. The Audit Committee exercises the following powers: (1) nominates the independent auditors of the Company to be approved by the Board of Directors; (2) meets with the independent auditors to review the annual audit; (3) assists the full Board in evaluating the auditor's performance; and (4) reviews internal audit and control procedures, related party transactions and, where appropriate, potential conflict of interest situations. Messrs. __________ and Shelander are currently members of the Audit Committee.

      The Compensation Committee met five times and acted by unanimous written consent once during fiscal 1996. The Compensation Committee administers the Company's cash bonus and profit sharing plan and sets all stock and other compensation for the Company's officers. Additionally, the Compensation Committee administers the Company's 1992 Directors Option Plan, 1989 Stock Option Plan, Employee Stock Purchase Plan and other stock benefit plans for officers and employees. Messrs. _____________ and Shelander are currently members of the Compensation Committee.

DIRECTORS' COMPENSATION

      The Company has a compensation plan for directors who are not employees, consultants or independent contractors of the Company ("Outside Directors"). For the period subsequent to November 1995, each Outside Director receives compensation for his services as a director at an annual rate of $24,000 (the "Base Fee"). Each Outside Director also receives an additional $1,500 per annum for each committee of the Board upon which the director serves. Outside Director fees are paid quarterly. This plan was suspended by the Board in August 1995 and was reinstated in November 1995. Prior to November 1995, the Base Fee received by each Outside Director for his services as a director was set at an annual rate of $30,000 ($60,000 for the Chairman of the Board, if an Outside Director). During fiscal 1996, Mr. Shelander received $22,500 under this plan: Mr. _______ did not receive any compensation as a director of the Company for fiscal 1996. Outside Directors are also reimbursed for their reasonable and necessary expenses incurred on the Company's behalf.

      Outside Directors are eligible for automatic option grants under the 1992 Directors Stock Option Plan (the "Directors Plan"). The Directors Plan provides for the automatic grant of an option for 30,000 shares (60,000 shares for the Chairman of the Board, if an Outside Director) of the Company's Common Stock when an individual first becomes an Outside Director. If the individual is still an Outside Director when his initial option under the Directors Plan has completed vesting, he is automatically granted a second option for the same number of shares. All options granted under the Directors Plan have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, become exercisable at a rate of one-sixth of the shares every six months, and expire five years after the date of grant.

CERTAIN TRANSACTIONS

      Steven P. Kitrosser, the Company's former Chairman of the Board, President and Chief Executive Officer and a former director of the Company, entered into an employment agreement with the Company in November 1992, which was renewed in February 1995, under which he served as the Company's President and Chief Executive Officer and was to be nominated for election to the Board. Mr. Kitrosser's annual salary was initially $275,000, but was subject to change as agreed to by the Company and Mr. Kitrosser. His annual salary was increased in December 1994 to $325,000 but was returned to $275,000 in August 1995. Under the employment agreement, Mr. Kitrosser was eligible to receive a special bonus of up to $50,000 each year from 1993 through 1996 if the market price of the Company's

Common Stock increased by certain targeted amounts. Mr. Kitrosser was also eligible to receive annual bonuses of up to 60% of his salary per annum if certain performance targets were met. The agreement provided that if Mr. Kitrosser's employment were terminated by the Company without good cause, Mr. Kitrosser would receive a severance payment equal to his remaining salary to be earned during the term of the agreement, or one year's then-current salary, whichever was greater. See also "Report of the Board of Directors Regarding Executive Compensation - CEO Compensation" below.

      In September 1995, Mr. Kitrosser retired as an employee of the Company. At that time, Mr. Kitrosser and the Company entered into a consulting agreement which superseded the earlier employment agreement. The consulting agreement provided for a one-year consultancy period, from October 1, 1995 through September 30, 1996, during which Mr. Kitrosser agreed to provide consulting services as and when requested by the Company at a monthly compensation rate of $10,000. Mr. Kitrosser resigned from the Board on____________.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information, as of December 1, 1996 with respect to the beneficial ownership of the Company's Common Stock by: (a) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (b) each director; (c) each of the Company's executive officers who earned in excess of $100,000 from the Company during fiscal 1996 ("Named Officers"); and (d) all current officers and directors as a group.


                                                 AMOUNT AND NATURE
NAME AND ADDRESS                                   OF BENEFICIAL
OF BENEFICIAL OWNER                                 OWNERSHIP(1)      PERCENT OF CLASS
-------------------                              -----------------    ----------------
Lindner Fund, Inc. .......................            1,356,700             9.8%
7711 Carondelet, Suite 700
St. Louis, MO 63105
Merrill Lynch Group, Inc. ................            1,412,500            10.2%
250 Vesey Street
World Financial Center & Tower
New York, NY 10281
Steven P. Kitrosser(2) ...................              383,083             2.8%
William Earle Shelander (3) ..............               62,000               *
Shanker Munshani (4) .....................               85,209               *
David J. Nealon (5) ......................               40,416               *
Wun-Yann Liao (6) ........................               34,640               *
Larry Lummis (7) .........................                   --              --
All current officers and directors
as a group (5 persons) (8)................              605,348             4.2%

------------------

*Less than 1%.

(1) Unless otherwise indicated below, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Includes 1,000 shares held by Mr. Kitrosser plus 382,083 shares subject to options exercisable within 60 days after December 1, 1996. Mr. Kitrosser is a former officer and director of the Company.

(3) Represents 17,000 shares owned by Mr. Shelander and 45,000 shares subject to options exercisable within 60 days after December 1, 1996.
     Mr. Shelander is a director of the Company.

(4) Represents 13,334 shares owned by Mr. Munshani and 71,875 shares subject to options exercisable within 60 days after December 1, 1996. Mr. Shanker is an executive officer and director of the Company.

(5) Represents 40,416 shares subject to options exercisable within 60 days after December 1, 1996. Mr. Nealon is no longer affiliated with the Company.

(6) Comprised of 21,307 shares owned by Mr. Liao and 13,333 shares subject to options exercisable within 60 days after December 1, 1996.

(7)  Mr. Lummis is no longer affiliated with the Company.

(8) Includes 552,707 shares subject to options exercisable within 60 days of December 1, 1996, representing the option shares referenced in notes (2),
     (3), (4), (5) and (6) above.

EXECUTIVE COMPENSATION

      The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to the Company and its subsidiaries during each of fiscal 1994, 1995 and 1996 to the Named Officers. This information includes the dollar values of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred. The Company does not grant SARs and has no long-term compensation benefits other than stock options.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                        ANNUAL COMPENSATION           AWARDS
                                                     -------------------------    ---------------
                                                       BONUS           OPTIONS       ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR       SALARY ($)         ($)(2)    (NO. OF SHARES) COMPENSATION ($)(1)
---------------------------------------------------------------------------------------------------------------------
Shanker Munshani                          1996        $198,269              --        100,000          $1,656
President, Chief Executive Officer        1995         146,154        $  8,859        100,000             847
and Secretary                             1994              --              --             --              --

Larry Lummis                              1996        $199,364              --         50,000          $2,359
Former Vice President, Sales              1995              --              --             --              --
                                          1994              --              --             --              --

David J. Nealon                           1996        $173,892              --         30,000          $5,207
Former Vice President Worldwide           1995         153,308        $  9,010         15,000           4,397
 Operations                               1994         139,731          11,726             --           2,838

Wun-Yann Liao                             1996        $162,039              --         50,000          $1,541
Vice President                            1995         141,678        $  6,270         10,000           1,362
                                          1994         110,526              --             --           1,295

Steven P. Kitrosser                       1996        $120,000              --             --          $3,474
Former Consultant and Former              1995         341,731              --        100,000           4,827
Chairman of the Board                     1994         276,060        $107,250             --           4,827

---------------

(1) Perquisites are excluded as their aggregate value did not meet the reporting threshold of the lesser of $50,000 or 10% of the individual's salary plus bonus. Represents insurance premiums paid by the Company with respect to term life insurance for the benefit of the Named Officers ($3,672, $1,440 and $198 for Messrs. Kitrosser, Nealon and Liao, respectively, in fiscal 1994; $3,672, $2,700, $77 and $206 for Messrs. Kitrosser,

     Nealon, Munshani and Liao, respectively, in fiscal 1995; and $3,474, $3,038, $791, $376 and $921 for Messrs. Kitrosser, Nealon, Munshani, Liao and Lummis, respectively), and Company matching contributions to the Company's 401(k) plan ($1,155, $1,085 and $1,097 for Messrs. Kitrosser, Nealon and Liao, respectively, in fiscal 1994, $1,155, $2,094, $770 and $1,156 for Messrs. Kitrosser, Nealon, Munshani and Liao, respectively, in fiscal 1995, and $2,169, $865, $1,165 and $1,438 for Messrs. Nealon,
     Munshani, Liao and Lummis, respectively).

(2) Represents bonuses earned for services rendered during the fiscal year listed, even if paid after the end of the fiscal year.

Stock Options and Option Grants in Fiscal 1996

     The following table sets forth information concerning option grants during the fiscal year ended September 30, 1996 to each of the Named Officers.

                      OPTION GRANTS IN LAST FISCAL YEAR

                                                                                  POTENTIAL REALIZABLE VALUE
                                                                                  AT ASSUMED ANNUAL RATES OF
                                                                                   STOCK PRICE APPRECIATION
                                           INDIVIDUAL GRANTS                         FOR OPTION TERM (1)
                       ---------------------------------------------------------- --------------------------
                                   % of Total
                                    Options
                       Options     Granted to        Exercise
                       Granted    Employees in        Price          Expiration
    Name               (#) (2)   Fiscal Year(3)       ($/Sh)            Date          5% ($)      10% ($)
-------------------    -------   --------------    -------------    -------------    --------    --------
Shanker Munshani ..    100,000        13.4%        $        3.38    11/00 - 12/00    $100,328    $213,914

Larry Lummis ......     50,000         6.7                  3.38             9/96          --          --

David J. Nealon ...     30,000         4.0           2.16 - 3.50            12/96      19,719      43,571

Wun-Yann Liao .....     50,000         6.7           2.16 - 3.50     12/00 - 7/01      33,488      73,987

Steven P. Kitrosser         --          --                    --               --          --          --

------------
(1) The 5% and 10% assumed rates of annual compound stock price appreciation are mandated by rules of the SEC and do not represent the Company's estimate or projection of future Common Stock prices. No value is reported for options that expired without being exercised.

(2) Stock options are granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Options generally become exercisable (a) as to grants made to optionees who have not yet received an option under the plan and who have been hired by, or commenced their relationship with, the Company within one year prior to the grant date of the first such option, as to 25% of the shares subject to the option on a date one year after the vesting start date specified by the Board (generally, the hire date), with the remainder to vest in equal amounts per month over the following three-year period and (b) as to options granted to all other optionees, in equal amounts per month over the four-year period commencing with the vesting start date specified by the Board (generally the date of grant).

(3)  The Company granted options to purchase 746,550 shares in fiscal 1996.

     The following table sets forth information concerning the number and value of unexercised stock options held at September 30, 1996 by each of the Named Officers.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                                       VALUE OF UNEXERCISED
                                                        NUMBER OF UNEXERCISED          IN-THE-MONEY OPTIONS
                      SHARES ACQUIRED     VALUE           OPTIONS AT 9/30/96             AT 9/30/96 ($)(2)
  NAME                 ON EXERCISE(#) REALIZED($)(1)  EXERCISABLE     UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
  ----                --------------- --------------  -----------------------------  -------------------------
Shanker Munshani ....        --             --           55,965          144,035          --          --

Larry Lummis ........        --             --               --               --          --          --

David J. Nealon .....        --             --           39,167           55,833          --          --

Wun-Yann Liao .......        --             --            8,333           51,666          --          --

Steven P. Kitrosser..        --             --          332,501               --          --          --

-----------------
(1) Calculated by subtracting the aggregate exercise price from the aggregated market value of the shares at an assumed fair market value of $2.125, the closing price of the Company's Common Stock on Nasdaq on September 30, 1996.

(2) These values have not been and may never be realized. They are based on the positive spread between the respective exercise prices of outstanding stock options and the closing price of the Company's Common Stock on September 30, 1996 ($2.125).


REPORT OF THE BOARD OF DIRECTORS
REGARDING EXECUTIVE COMPENSATION

      The Compensation Committee and the full Board generally review base salary levels for officers each February. The Compensation Committee establishes the general compensation policy of the Company for all executive officers and recommends specific salary levels to the full Board.

      To arrive at base salary levels, the Company's Human Resources Department provides the Compensation Committee with executive compensation data from a group of similar size high-technology companies. The factors used to determine the participants in the survey group include annual revenue, industry, growth rate and geography. The Company's executive level positions, including the Chief Executive Officer ("CEO"), were matched to comparable survey positions and competitive market compensation levels to determine base salary, target incentives and target total cash compensation. Practices of such companies with respect to stock option grants are also reviewed and compared.

      In preparing the performance graph for this Proxy Statement (see page 10), the Company used the Nasdaq Computer Manufacturer Index ("NCM Index") as its published line of business index. The companies in the executive compensation survey group prepared by the Human Resources Department are substantially similar to the companies contained in the NCM Index in that they are all computer or computer component manufacturers. However, the NCM Index includes companies located throughout the United States and the executive compensation survey is restricted to companies that are located in northern California.

      The executive compensation survey data are reviewed with the CEO for each executive level position and, are currently reviewed by the Board as to the CEO's compensation. During fiscal 1996, the CEO's salary was based on competitive market conditions as of the time his employment agreement was entered into, as described below.

Fiscal Year 1996 Executive Compensation

      The practice of the Company during fiscal 1996 was to establish base salaries at the approximate median of comparative positions included in the executive compensation survey data. In any case where the Board or the CEO believed an executive officer was not working at a level expected of him, or was exceeding the Board's or CEO's expectations, the executive officer's base compensation was adjusted upward or downward, as appropriate. In any case where the services of a particular executive officer were sought by the Company's competitors, the executive officer's base compensation may then have been raised to meet or exceed any competitive offers of competitors. The foregoing information, along with the CEO's recommendations of base salary for fiscal 1996 for each executive officer, was presented to the Compensation Committee and then to the full Board at the time salary levels were approved and again for particular executive officers at various times throughout the year when the executive officer was promoted or other changes in the officer's status were made. At that time, the Board reviewed the recommendations outlined above and established a base salary level for the executive officer in question.

      Secondly, the Board believes that the compensation of the CEO and other executive officers should be influenced by the Company's overall performance. As a result, once base salary was determined, an additional portion of the compensation of each executive was contingent upon corporate performance under the Company's Bonus and Profit Sharing Plans. Under these plans, semi-annual cash awards may be made to employees based upon the Company's overall performance measured by pre-tax income. No distributions were made under either plan for fiscal 1996.

      The Bonus Plan provides for semi-annual distribution of cash awards to employees and executive officers, including the CEO. The total amount of the distribution to participants in the Plan (the "Bonus Pool") is based upon a percentage of pre-tax income, not to exceed 6% Up to 40% of the Bonus Pool, at the discretion of the Board, may be allocated for distribution to executive officers as a group and the remainder to other employees of the Company. Allocations for the CEO are made by the Board and further allocation among executive officers is made by the CEO, in each case, based upon merit. Further allocation among non-officer employees is made, again based upon merit, by the CEO and Company department heads as to employees they supervise. No distribution was made under the Bonus Plan for fiscal 1996.

      Under the Profit Sharing Plan, semi-annual cash distributions are made to all employees in amounts not to exceed 4% of pretax income. No distribution was made under the Profit Sharing Plan with respect to fiscal 1996.

      Third, the Board believes that stock options play an important role in attracting and retaining qualified personnel because they provide personnel with a reward directly tied to increased stock values. Stock options are granted at fair market value to executive officers when they first join the Company. In individual cases, follow-on options are granted, again at fair market value on the date of grant, to executives after the initial options are partially or fully vested. Both initial and follow-on options are granted based upon an analysis, made by the Compensation Committee of the Board, of equity incentives offered to executives in equivalent positions by similar companies with whom the Company competes for available executive talent and, with respect to follow-on options, the Committee's or the CEO's determination of whether or not the executive officer's performance warrants an additional grant. Reference is made to page 7 of this Proxy Statement for information on grants made to executive officers during fiscal 1996.

CEO Compensation

      In September 1995, Shanker Munshani, formerly the Company's Chief Operating Officer, was appointed as President and Chief Executive Officer of the Company. Mr. Munshani's annual salary is currently $200,000 per annum, subject to increase and to a bonus arrangement to be set forth in an

Employment Agreement that has not yet been finalized by the Board. Mr. Munshani is eligible to participate in the Bonus Plan and the Profit Sharing Plan. The standards under which Mr. Munshani's compensation is set are the same standards as apply to the other executive officers of the Company.

   This report on compensation is given by the Board of Directors:

   William Earle Shelander       _____________________       Shanker Munshani

COMPARISON OF STOCKHOLDER RETURN

    The graph below compares the cumulative stockholder return on the Common Stock of the Company from September 30, 1991 to September 30, 1996 with the cumulative return on the Nasdaq Market Index (U.S. Companies) and the Nasdaq Computer Manufacturers Index over the same period (assuming the investment of $100 in the Company's Common Stock and in each of the indexes on September 30, 1991 and reinvestment of all dividends).


                      COMPARISON OF CUMULATIVE TOTAL RETURN


                  [LINE GRAPH HERE USING DATA IN TABLE BELOW]



-------------------------------------------------------------------------------------
                       9/30/91    9/30/92    9/30/93    9/30/94    9/30/95    9/30/96
-------------------------------------------------------------------------------------
Micronics                $100      $ 41       $ 69       $ 46       $ 54        $ 25
Computers, Inc.
-------------------------------------------------------------------------------------
Nasdaq Market Index      $100      $112       $147       $148       $204        $243
-------------------------------------------------------------------------------------
Nasdaq Computer          $100      $108       $113       $126       $223        $291
Manufacturers Index
-------------------------------------------------------------------------------------



            --------------------------------------------------------

                  PROPOSAL NO. 2 - RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

      The Company has selected KPMG Peat Marwick LLP as its principal independent accountants to perform the audit of the Company's financial statements for fiscal 1997, and the stockholders are being asked to ratify such selection. KPMG Peat Marwick LLP was engaged as the Company's principal independent accountants in June 1992 and performed the Company's audit for fiscal 1992, 1993, 1994, 1995 and 1996. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting, will be given an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION
               OF KPMG PEAT MARWICK LLP AS THE COMPANY'S PRINCIPAL
                             INDEPENDENT ACCOUNTANTS

             -------------------------------------------------------




                          PROPOSAL NO. 3 - SALE OR CASH
                              MERGER RECOMMENDATION

      The following proposal has been requested for inclusion by a stockholder. For the reasons stated following the proposal and its supporting statement, the Board recommends a vote "Against" this proposal.

STOCKHOLDER PROPOSAL

      "RESOLVED, THAT THE SHAREHOLDERS OF MICRONICS COMPUTERS, INC. HEREBY RECOMMEND TO THE BOARD OF DIRECTORS THAT THE BOARD TAKE THE STEPS NECESSARY TO ACHIEVE A SALE OR CASH MERGER OF MICRONICS COMPUTERS ON TERMS THAT WILL MAXIMIZE VALUES AS PROMPTLY AS POSSIBLE."

STATEMENT IN SUPPORT OF STOCKHOLDER PROPOSAL

      Lindner Investments, which owns 1,356,700 shares of the Company's Common Stock, believes the value that may be achieved for the shareholders of our company by the cash merger or sale of the entire corporation or all its assets is significantly greater than the current market price of its shares.

      The market price of the stock on August 12, 1996 (the day prior to the date this proposal was submitted) was $2.19, and representing a 65% decline from early 1993 when the Fund began purchasing shares and representing a 45% discount to book value as of June 30, 1996.

      Fiscal year 1993 was the last in which the company earned over a 4% return on equity. These results have been achieved during a period when the personal computer market has undergone spectacular growth. Due to these facts and the steady price decline, the Lindner Fund believes that all shareholders will receive maximum value for our shares when, and only when, the board of directors conducts a competitive auction for Micronics Computers business and/or assets. This is substantially the same proposal we submitted on August 14, 1995 for the 1996 annual meeting. Since that time the stock price has declined 45%.

      If you want to vote in favor of this proposal, you must mark the "FOR" box on the proxy card next to this proposal.

                             YOUR VOTE IS IMPORTANT!

      Please vote "FOR" this proposal and remember to sign and date your proxy card before returning it.

      Thank you for your consideration.

THE COMPANY'S STATEMENT

      The Board of Directors recommends a vote "AGAINST" Proposal 3. While neither management nor the Board of Directors is against the sale of the Company, they believe that it is in the best interest of all stockholders to pursue only those offers that fairly value the Company. Moreover, the forced sale of the Company for cash is not a reasonable next step for Micronics.

      First, the Board of Directors is sensitive to the desire of stockholders that stockholder value be maximized. Management believes that all reasonable means to maximize that value must be pursued, including considering merger and sale of asset possibilities with other entities that might provide business and economic synergies or might provide an attractive return to stockholders. The Company has engaged the services of an investment banking firm to help identify available alternatives. These alternatives might include a joint venture, an acquisition of another company or a sale of the Company, among others. However, even if the Company identifies a potential acquirer, it is possible that the best value obtainable for the Company might be obtained by receiving the securities of the acquirer, rather than cash. The Company must be free to consider all available alternatives to maximize stockholder value, not just a sale for cash that is the subject of the Proposal.

      Secondly, the Board feels that passage of this Proposal would effectively tie the Company's hands in negotiations with any potential acquirer. This is because the Proposal gives the impression to the public, and to the class of potential acquirers, that the Company's stockholders would like the Company to accept any offer, for cash, as long as it is the highest offer and even if it is the only offer made. The Board believes that it is unfair to stockholders to enter into negotiations in a distress-sale posture and that a forced-sale mentality would most likely not result in the best potential return to stockholders.

      Third, A forced-sale strategy may engender uncertainty in the minds of employees, customers, suppliers and business partners of the Company and may damage these relationships. As a result, the Company's business may be impaired. If no purchase offer materializes or if an offer, once accepted, fails to be consummated, the Board believes it may then be difficult or impossible to continue the Company's ongoing business unimpaired.

      Finally, the Board of Directors strongly believes it would be counterproductive to divert management time and attention from ongoing operations in an effort to attract and evaluate, in a short time period, potential acquisition candidates. To focus principally on sale of the business may result in diverting management time and attention from the Company's ongoing operations. If no fair purchase offer materializes or is consummated, management's focus on such short-term issues puts the Company's long-term strategic position at risk.

      Whether or not this proposal is adopted by the Company's stockholders, the Board of Directors and other management personnel will continue to examine sale or merger opportunities that do arise, each on its own terms and in light of the specific circumstances in which these opportunities develop.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST"
                        THE SALE OR CASH MERGER PROPOSAL.
           ----------------------------------------------------------


            COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock ("10% Stockholders"), to file with the Securities and Exchange Commission ("SEC") initial reports of ownership on a Form 3 and reports of changes in ownership of Common Stock and other equity securities of the Company on a Form 4 or Form 5. Officers, directors and 10% Stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, from October 1, 1995 through September 30, 1996 all
Section 16(a) filing requirements applicable to its officers, directors, and 10% Stockholders were complied with, except as follows: Larry Lummis, former Vice President of Sales, and Robert V. Mahoney, former Vice President, Secretary and Chief Financial Officer, filed their initial forms 3 late; and Shanker Munshani, Director, President and Chief Executive Officer, and Wm. E. Shelander, Director, each made a late filing of a form 4.

                              STOCKHOLDER PROPOSALS

      Stockholder proposals for inclusion in the Company's Proxy Statement and form of proxy relating to the Company's 1998 Annual Meeting of Stockholders must be received by September 23, 1997.

                                 OTHER BUSINESS

      The Board of Directors does not presently intend to bring any other business before the Annual Meeting and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the notice of such meeting. As to any business that may properly come before the Annual Meeting, or any adjournment thereof, however, it is intended that Proxies, in the form enclosed, will be voted in the respect thereof in accordance with the judgment of the persons voting such Proxies.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE PROVIDED SO THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING.

                                BY ORDER OF THE BOARD OF DIRECTORS

                                ________________________________________________
                                SHANKER MUNSHANI
                                President, Chief Executive Officer and Secretary

                            MICRONICS COMPUTERS, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Shanker Munshani and William Earle Shelander, or either of them, each with power of substitution and revocation thereof, to represent the undersigned at the Annual Meeting of Stockholders of Micronics Computers, Inc. (the "Company") to be held at The Newark-Fremont Hilton, 39900 Balentine Drive, Newark, California on February 27, 1997 at 10:00 a.m., and any adjournments thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting as directed on the reverse side of this proxy.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE OF THIS PROXY. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE THREE NOMINEES FOR ELECTION, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3. In their discretion, the proxy holders named above are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission. The Board of Directors recommends a vote for election of each of the three nominees and for Proposal 2. The Board of Directors recommends a vote against Proposal 3. The undersigned hereby acknowledges receipt of: (a) the Notice of Annual Meeting of Stockholders of the Company; (b) the accompanying Proxy Statement; and (c) the Annual Report to Stockholders for the year ended September 30, 1996.

                            Continued on reverse side


--------------------------------------------------------------------------------

------------------
      COMMON

1. ELECTION OF DIRECTORS (The Board recommends a vote "FOR" all nominees listed below)

FOR all nominees        WITHHOLD           (Instruction:  To withhold authority to vote for any individual
listed to the right     AUTHORITY          nominee, strike through the nominee's name below.)
(except as marked to    to vote for all
the contrary).          nominees listed    Shanker Munshani,__________________ and William Earle Shelander.
                        to the right.
       [ ]                  [ ]

2. RATIFICATION OF SELECTION OF KPMG PEAT             3. APPROVAL OF A STOCKHOLDER PROPOSAL REGARDING
   MARWICK AS THE COMPANY'S INDEPENDENT                  A SALE OR CASH MERGER OF THE COMPANY (the Board
   ACCOUNTANTS (the Board recommends a vote "FOR")       recommends a vote "AGAINST" this proposal - failure to indicate a choice below will be considered a vote "AGAINST")

   FOR    AGAINST    ABSTAIN    FOR    AGAINST    ABSTAIN
   [ ]      [ ]        [ ]      [ ]      [ ]        [ ]

                                 Please sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors or administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date this proxy.

                                 Date: ___________________________________, 1997

                                 _______________________________________________
                                                   Signature(s)

                                 _______________________________________________
                                                   Signature(s)


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE PROVIDED SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.